UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 16, 2011
Date of Report (Date of earliest event reported)

PLURES TECHNOLOGIES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	1-12312	95-3880130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4070 West Lake Road
Canandaigua, NY 14424
(Address of principal executive offices) (Zip Code)

(888) 666-0767
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities

Item 3.03                      Material Modifications to Rights of Security Holders

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 16, 2011, the Board of Directors of the Registrant authorized the amendment of the Certificate of Designations, Preferences, Rights and Limitations of Series A Preferred Stock of the Registrant to increase the shares of Series A Preferred Stock from 1,000,000 shares to 1,375,000 shares.  Under the terms of a Stock Purchase Agreement between the Registrant and RENN Universal Growth Investment Trust PLC (“RENN”), RENN purchased 394,737 shares of common stock from the Registrant (see Report on Form 8-K dated September 28, 2010) which are exchangeable at the election of RENN for shares of Series A Preferred Stock of the Registrant.  RENN has now elected to make such exchange.  RENN and the Registrant have agreed that the exchange shall be for 375,000 shares of Series A Preferred Stock.  Upon obtaining the written consent of the present holders of Series A Preferred stock and the making of the requisite filings, the Registrant will issue 375,000 shares of Series A Preferred Stock to RENN in exchange for 394,737 shares of common stock now held by RENN.

The effect of the foregoing on stockholders of the Registrant is to increase the amount of preference payments of the Series A Preferred Stock from $2,000,000 to $2,750,000, which must be paid before the proceeds of a sale or other liquidation of the Registrant is payable to the holders of the common stock, unless the holder of the Series A Preferred Stock elect to convert the same into common stock and participate pari passu with the holder of the common stock.

Item 8.01                      Other Events

The Board of Directors also approved the Plures Technologies, Inc. 2011 Stock Option Plan.  600,000 shares of common stock have been reserved for issuance under the 2011 Plan, including pursuant to the grant of options and restricted stock.  In order for the 2011 Plan to be tax qualified, the same must be approved by the stockholders of the Registrant, among other matters.

Item 9.01                      Financial Statements and Exhibits

99.1	First Amendment to Certificate of Designations, Preferences Rights and Limitations of Series A Preferred Stock of Plures Technologies, Inc.

99.2	Plures Technologies, Inc. 2011 Stock Option Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2011	Plures Technologies, Inc.

By: /s/ David R. Smith
David R. Smith
CEO